As filed with the Securities and Exchange Commission on April 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ResMed Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0152841
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

14040 Danielson Street

Poway, California 92064-6857

(Address of Principal Executive Offices including Zip Code)

2003 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Copy to:

DAVID PENDARVIS
Vice President, Global General Counsel and Secretary ResMed Inc. 14040 Danielson Street Poway, California 92064-6857 (858) 746-2400	Regina M. Schlatter, Esq. Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value $.004 per share(2)	3,250,000	$48.20	$156,650,000	$19,848

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the average of the high and low sales price of the Common Stock, as reported on the New York Stock Exchange on April 26, 2004 ($48.20) for the 3,250,000 shares issuable under the 2003 Employee Stock Purchase Plan.
(2)	Each share of common stock being registered hereunder, if issued prior to the termination by the Company of its Rights Agreement dated as of April 23, 1997, will include one preferred stock purchase right. Prior to the occurrence of certain events, the preferred stock purchase rights will not be exercisable or evidenced separately from the common stock.

Proposed sale to take place as soon after the effective date of the Registration

Statement as outstanding shares are purchased.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by us with the Commission are incorporated herein by reference:

(a)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 21, 1999 (File No. 000-26038), including any subsequently filed amendments and reports updating such description.

(b)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003; and

(d)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2003.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Experts

The consolidated financial statements and schedule of ResMed Inc. and its subsidiaries appearing in the Company’s Annual Report (Form 10-K) for the fiscal year ended June 30, 2003 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation, as amended, of the Company provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

Section 145 of the Delaware General Corporation Law contains provisions permitting corporations to indemnify any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with the provisions set forth therein. The Bylaws of the Company generally provide for indemnification of such persons to the fullest extent allowed by applicable law.

The inclusion of the above provisions in the Certificate of Incorporation may have the effect of reducing the likelihood of stockholder derivative suits against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See Index to Exhibits on page 7.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brisbane, Queensland, Australia, on April 29, 2004.

RESMED INC

By:	/s/ Peter C Farrell
Peter C. Farrell, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Peter C. Farrell and Adrian Smith as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 29, 2004.

Signature	Title
/s/ Peter C. Farrell Peter C. Farrell	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Adrian M. Smith Adrian M. Smith	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Christopher Bartlett Christopher Bartlett	Director

/s/ Donagh McCarthy Donagh McCarthy	Director

/s/ Gary W. Pace Gary W. Pace	Director

/s/ Michael A. Quinn Michael A. Quinn	Director

/s/ Christopher G. Roberts Christopher G. Roberts	Director

INDEX TO EXHIBITS

EXHIBIT		PAGE

4.1	Form of Certificate Evidencing Shares of Common Stock.	Note (1)

4.2	Rights Agreement dated as of April 23, 1997.	Note (2)

4.3	Indenture dated as of June 20, 2001 between RedMed Inc and American Stock Transfer & Trust Company.	Note (3)

4.4	Registration Rights Agreement dated as of June 20, 2001 by and between ResMed Inc, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Banc Alex Brown Inc., William Blair & Company, L.L.C., MacQuarie Bank Limited and UBS Warburg LLC.	Note (3)

4.5	Registration Rights Agreement dated as of May 14, 2002 between ResMed Inc., and Mr. Leslie Hoffman.	Note (4)

5.1	Opinion of David Pendarvis.	8

23.1	Consent of David Pendarvis (included in Exhibit 5.1).	8

23.2	Consent of KPMG LLP	9

24	Power of Attorney (included in the signature page to this Registration Statement).	6

(1)	Incorporated by reference in the Company’s Registration Statement on Form S-1 (No. 333-91094) declared effective on June 1, 1995.
(2)	Incorporated by reference in the Company’s Registration Statement on Form 8-A12G filed on April 25, 1997.
(3)	Incorporated by reference in the Company’s Report on Form 10-K dated June 30, 2001.
(4)	Incorporated by reference in the Company’s Report on Form 10-K dated June 30, 2002.